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                                                                   EXHIBIT 5.3




                    [LETTERHEAD OF CRAVATH, SWAINE & MOORE]

                                                               November 25, 1996


                         J.P. Morgan & Co. Incorporated
                            JPM Capital Trusts I-IV
                              Preferred Securities


Dear Sirs:

                 We have acted as special Federal tax counsel to J.P. Morgan & Co. Incorporated, a Delaware corporation and JPM Capital Trusts I-IV, each a Delaware trust (collectively, the "Registrants"), in connection with the filing by the Registrants with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") registering Debt Securities and Guarantees of J.P. Morgan & Co. Incorporated and Preferred Securities of JPM Capital Trusts I-IV (the "Securities").

                 We hereby confirm that the statements set forth in the form of prospectus supplement (the "Prospectus Supplement") forming a part of the Registration Statement under the heading "Taxation", accurately describe the material Federal income tax consequences to holders of the Preferred Securities issued pursuant to the Prospectus Supplement.
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                 We know that we are referred to under the headings "Taxation"
in the Prospectus Supplement forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibits 5.3 and 23(d) thereto.


                                        Very truly yours,



                                        /s/ Cravath, Swaine & Moore


J.P. Morgan & Co. Incorporated
     60 Wall Street
          New York, NY 10260-0260

JPM Capital Trusts I-IV
     c/o J.P. Morgan & Co. Incorporated
          60 Wall Street
               New York, NY  10260-0260

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